As filed with the Securities and Exchange Commission on September 15, 2022

Registration No. 333-236793

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CATCHMARK TIMBER TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	20-3536671
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 West First Avenue, Suite 1600

Spokane, WA 99201

(509) 835-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michele L. Tyler

Vice President, General Counsel & Corporate Secretary

Horizon Merger Sub 2022, LLC, as successor by merger to CatchMark Timber Trust, Inc.

601 West First Avenue, Suite 1600

Spokane, WA 99201

(509) 835-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Bor

Eric A. DeJong

Lance W. Bass

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, WA 98101

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No.  1 relates to the Registration Statement on Form S-3 (No. 333-236793), filed with the Securities and Exchange Commission (“SEC”) on February  28, 2020, as amended by a Pre-Effective Amendment No. 1 to the Form S-3 filed with the SEC on May 4, 2020 (the “Registration Statement”), of CatchMark Timber Trust, Inc., a Maryland corporation (the “Registrant”), which registered an indeterminate number of the following securities with an aggregate amount not to exceed $600 million: (i) common stock, $0.01 par value per share (“Common Stock”), (ii) preferred stock, $0.01 par value per share, (iii) debt securities, (iv) depositary shares, (iv) warrants, and (v) units of any of the foregoing securities.

On September 14, 2022, pursuant to its previously announced Agreement and Plan of Merger, dated as of May 29, 2022 (the “Merger Agreement”), by and among the Registrant, CatchMark Timber Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), PotlatchDeltic Corporation, a Delaware corporation (“Parent”), and Horizon Merger Sub 2022, LLC, a Delaware limited liability company (“Merger Sub”), the Registrant merged with and into Merger Sub (the “Company Merger”) and immediately thereafter, the Partnership merged with and into Merger Sub (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with Merger Sub surviving each of the Company Merger and the Partnership Merger.

As a result of the Mergers, the Registrant has terminated all offerings pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities registered but unsold under the Registration Statement as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, CatchMark Timber Trust, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on September 15, 2022.

HORIZON MERGER SUB 2022, LLC (as successor by merger to CatchMark Timber Trust, Inc.)
By:	/s/ Michele L. Tyler
Michele L. Tyler
Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.